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                                                                    EXHIBIT 99.1

                        PLUMAS BANCORP CONTINUES GROWTH

QUINCY, California, October 16, 2003 -- Plumas Bancorp (OTC Bulletin Board:
PLBC) today reported that third quarter after tax earnings were $782,000, slightly lower, by 4.75% than the $821,000 earned in the third quarter of 2002. For the first nine months of 2003, however, Plumas Bancorp's earnings were $2,298,000 up 2.59% over the comparable period in the previous year. Plumas Bancorp is the holding company for Plumas Bank.

      Basic year to date earnings per share also rose from $.70 for the first three quarters of 2002 to $.71 for a like period this year -- an increase of 1.4%. Basic earnings for the third quarter were $.24 per share, compared with $.26 per share in the third quarter of 2002. Diluted earnings per share were $.24 per share for the third quarter of 2003 and $.69 for the first nine months of 2003 compared to the 2002 results of $.25 and $.69 per share respectively.

      Since the end of the third quarter of 2002, deposits grew $30 million, an increase of 10.6% to $309 million, while total loans grew $10 million or 4.8% to $215 million, over the same period.

      Plumas Bancorp's assets rose $33 million since the end of the third quarter of 2002 to stand at $343 million, up 10.5% over September 30, 2002.

      "Plumas Bank is growing," said William E. Elliott, president and chief executive officer of both Plumas Bancorp and Plumas Bank. "The imminent purchase of five branches from Placer Sierra Bank, the upcoming opening of our new branch in Tahoe City, and the softening of loan demand have, however, impacted earnings for the third quarter. Our expansion," Elliott continued, "while affecting profitability in the short term, is building a foundation for solid income growth in future years.

      "We expect the fourth quarter, traditionally a profitable one for the company, to be comparable to the same quarter last year," Elliott predicted, "and, if realized, will be the fifteenth consecutive year of earnings growth."

      Plumas Bank, a wholly owned subsidiary of Plumas Bancorp, currently operates nine traditional bank branches and a number of ATM sites in Plumas, Lassen, Modoc, Nevada and Shasta counties serving businesses and families in the Eastern portion of California between Lake Tahoe and the Oregon border. The bank provides consumer, commercial and agricultural banking services, mortgage banking, and various investment and insurance services. The company's stock is listed on the over-the-counter market under the stock symbol PLBC. Additional information can be obtained at www.plumasbank.com.

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This news release includes forward-looking statements about Plumas Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp could cause actual results to differ materially from those in the forward-looking statements.